EXHIBIT 24.2

RESOLUTIONS ADOPTED BY THE REGISTRANT'S BOARD OF DIRECTORS



     The undersigned, the duly appointed and acting Secretary of Sempra Energy, a California corporation (the "Corporation"), certifies that the following resolutions have been duly adopted by the Board of Directors of the Corporation and that the same have not been modified or rescinded:

          WHEREAS, the proposed terms of the Corporation's Direct
Stock Purchase Plan (the "Plan") have been distributed to each member of the Board of Directors of the Corporation;
and

          WHEREAS, in order for sales of Common Stock to be made under the Plan, the Corporation must file a registration statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") and such Registration Statement must be declared effective by the Commission.

          NOW, THEREFORE, BE IT RESOLVED, that the President, Vice President or Chief Financial Officer of the Corporation are, and each acting alone is, hereby authorized to execute and deliver on behalf of the Corporation the Registration
Statement, with such changes thereto as the person executing the same shall approve, such approval to be conclusively evidenced by the execution and delivery thereof; and

          RESOLVED FURTHER, that the directors and officers of the Corporation are, and each acting alone is, hereby authorized to appoint Gary W. Kyle and Kevin C. Sagara as their lawful attorneys-in-fact and agents, for the purpose of executing and filing the Registration Statement and any supplement(s) or amendment(s) thereto with the Commission.



Dated: April 29, 1998


                                     /s/ Stephen L. Baum
                                     ---------------------------
                                     Stephen L. Baum, Secretary